NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

American Realty Investors, Inc. reports Earnings for Q4 2020

DALLAS (March 26, 2021) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended December 31, 2020. For the three months ended December 31, 2020, we reported a net income attributable to common shares of $0.4 million or $0.03 per diluted share, compared to $0.5 million or $0.03 per diluted share for the same period in 2019.

Financial Highlights

•We collected approximately 96% of our fourth quarter rents, comprised of approximately 96% from multifamily tenants and approximately 97% from office tenants.
•Occupancy remains stable at 91% at December 31, 2020 and 2019.
•On November 30, 2020, we issued $19.7 million in additional Series A bonds.

Financial Results

Rental revenues increased $5.6 million from $11.9 million for the three months ended December 31, 2019 to $17.4 million for the three months ended December 31, 2020. The increase in rental revenue is primarily due to a $6.0 million lease termination payment at Browning Place. We have replaced the terminated tenant with a new tenant at increased rents.

Net operating income (“NOI”) was $3.9 million for three months ended December 31, 2020, compared to a net loss of $5.4 million for the same period in 2019. The $1.4 million increase in NOI is primarily due to an increase in revenue offset in part by an increase in property operating expenses and depreciation..

Net income attributable to common shares decreased $0.1 million from $0.5 million for the the three months ended December 31, 2019 to $0.4 million for the three months ended December 31, 2020. The decrease in net income is primarily attributed to a $1.4 million increase in NOI and a $12.8 million increase in gain on sale of assets offset in part by $12.3 million increase in loss on foreign currency transactions.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental revenues	$17,449	$11,879	$51,909	$46,231
Other income	1,769	9,172	7,117	12,757
Total revenue	19,218	21,051	59,026	58,988
Expenses:
Property operating expenses	5,853	6,491	24,360	25,694
Depreciation and amortization	4,417	3,415	14,755	13,379
General and administrative	2,656	3,373	10,614	11,089
Advisory fee to related party	2,354	2,409	9,409	9,216
Total operating expenses	15,280	15,688	59,138	59,378
Net operating income (loss)	3,938	5,363	(112)	(390)
Interest income	6,639	6,441	23,098	25,955
Interest expense	(8,709)	(10,064)	(35,004)	(39,860)
Loss on foreign currency transactions	(14,152)	(1,812)	(13,378)	(15,108)
Loss on extinguishment of debt	—	—	—	(5,219)
Equity in income (loss) from unconsolidated joint ventures	263	(1,178)	(379)	(2,313)
Gain (loss) on sale or write-down of assets, net	12,093	(694)	36,895	15,192
Income tax provision	493	—	147	—
Net income (loss)	565	(1,944)	11,267	(21,743)
Net (income) loss attributable to noncontrolling interest	(162)	2,482	(2,237)	5,785
Net income (loss) attributable to common shares	$403	$538	$9,030	$(15,958)
Earnings per share - basic
Basic and diluted	$0.03	$0.03	$0.56	$(1.00)
Weighted average common shares used in computing earnings per share
Basic and diluted	16,045,796	15,997,076	16,045,796	15,997,076